A special meeting of the fund's shareholders was held onSeptember 19, 2001. The results of votes taken among shareholders on proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To authorize the Trustees to adopt an amended and restated Declaration of Trust.*
	# of Votes Cast	% of Votes Cast
Affirmative	15,235,419,296.81	89.692
Against	1,041,177,019.86	6.130
Abstain	709,740,865.96	4.178
TOTAL	16,986,337,182.63	100.000
PROPOSAL 2

To elect a Board of Trustees.*

	# of Votes Cast	% of Votes Cast
J. Michael Cook
Affirmative	16,422,769,029.04	96.682
Withheld	563,568,153.59	3.318
TOTAL	16,986,337,182.63	100.000
Ralph F. Cox
Affirmative	16,407,893,353.52	96.595
Withheld	578,443,829.11	3.405
TOTAL	16,986,337,182.63	100.000
Phyllis Burke Davis
Affirmative	16,399,431,869.75	96.545
Withheld	586,905,312.88	3.455
TOTAL	16,986,337,182.63	100.000
Robert M. Gates
Affirmative	16,405,931,184.42	96.583
Withheld	580,405,998.21	3.417
TOTAL	16,986,337,182.63	100.000
Abigail P. Johnson
Affirmative	16,391,739,934.33	96.500
Withheld	594,597,248.30	3.500
TOTAL	16,986,337,182.63	100.000
Edward C. Johnson 3d
Affirmative	16,402,476,474.97	96.563
Withheld	583,860,707.66	3.437
TOTAL	16,986,337,182.63	100.000
Donald J. Kirk
Affirmative	16,420,060,426.09	96.666
Withheld	566,276,756.54	3.334
TOTAL	16,986,337,182.63	100.000
	# of Votes Cast	% of Votes Cast
Marie L. Knowles
Affirmative	16,422,881,808.19	96.683
Withheld	563,455,374.44	3.317
TOTAL	16,986,337,182.63	100.000
Ned C. Lautenbach
Affirmative	16,431,309,382.11	96.733
Withheld	555,027,800.52	3.267
TOTAL	16,986,337,182.63	100.000
Peter S. Lynch
Affirmative	16,437,971,321.49	96.772
Withheld	548,365,861.14	3.228
TOTAL	16,986,337,182.63	100.000
Marvin L. Mann
Affirmative	16,417,745,550.06	96.653
Withheld	568,591,632.57	3.347
TOTAL	16,986,337,182.63	100.000
William O. McCoy
Affirmative	16,416,178,812.24	96.643
Withheld	570,158,370.39	3.357
TOTAL	16,986,337,182.63	100.000
William S. Stavropoulos
Affirmative	16,400,600,942.42	96.552
Withheld	585,736,240.21	3.448
TOTAL	16,986,337,182.63	100.000
PROPOSAL 3
To approve an amended management contract for the fund.
	# of Votes Cast	% of Votes Cast
Affirmative	15,411,899,548.78	90.731
Against	817,678,759.73	4.814
Abstain	756,758,874.12	4.455
TOTAL	16,986,337,182.63	100.000
PROPOSAL 4
To approve an amended sub-advisory agreement with Fidelity Management & Research (U.K.) Inc. (FMR U.K.) for the fund.
	# of Votes Cast	% of Votes Cast
Affirmative	15,306,777,455.60	90.112
Against	859,038,449.90	5.058
Abstain	820,521,277.13	4.830
TOTAL	16,986,337,182.63	100.000
PROPOSAL 5
To approve an amended sub-advisory agreement with Fidelity Management & Research (Far East) Inc. (FMR Far East) for the fund.
	# of Votes Cast	% of Votes Cast
Affirmative	15,283,418,457.64	89.975
Against	878,373,527.31	5.171
Abstain	824,545,197.68	4.854
TOTAL	16,986,337,182.63	100.000
PROPOSAL 6
To approve a Distribution and Service Plan pursuant to Rule 12b-1 for the fund.
	# of Votes Cast	% of Votes Cast
Affirmative	14,893,680,119.68	87.680
Against	1,257,878,616.10	7.406
Abstain	834,778,446.85	4.914
TOTAL	16,986,337,182.63	100.000
PROPOSAL 7
To amend the fund's fundamental investment limitation concerning underwriting.
	# of Votes Cast	% of Votes Cast
Affirmative	15,164,419,476.22	89.274
Against	939,119,049.21	5.529
Abstain	882,798,657.20	5.197
TOTAL	16,986,337,182.63	100.000
PROPOSAL 8
To amend the fund's fundamental investment limitation concerning lending.
	# of Votes Cast	% of Votes Cast
Affirmative	15,090,809,943.72	88.841
Against	1,009,015,743.21	5.940
Abstain	886,511,495.70	5.219
TOTAL	16,986,337,182.63	100.000

*Denotes trust-wide proposals and voting results.